Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-4 No. 333-221156) Amendment No. 2 and related Prospectus of Enel Chile S.A. with respect to the offer to purchase certain outstanding shares of Enel Generación Chile S.A., and to the incorporation by reference therein of our reports dated April 25, 2016 and January 27, 2015, with respect to the consolidated financial statements of Emgesa S.A. E.S.P., included in Enel Generación Chile S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit S.A.S
Ernst & Young Audit S.A.S

Bogotá, Colombia
January 9, 2018